Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-155655, 333-118292, 333-118291, 333-78355, 333-44489, 333-5912 and 333-5910) on Form S-8 of Balchem Corporation and subsidiaries of our report dated June 20, 2011, relating to the financial statements and supplemental schedules of the Balchem Corporation 401(k) Profit Sharing Plan, which appears in this Annual Report on Form 11-K of the Balchem Corporation 401(k) Profit Sharing Plan for the year ended December 31, 2010.

/s/  McGladrey & Pullen, LLP
New York, New York
June 20, 2011